EXHIBIT 23(a)—CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement Nos. 333-130798 and 333-130797 on Forms S-8 pertaining to First Financial Service Corporation's 401K/Employee Stock Ownership Plan and Employee Stock Purchase Plan of our report dated March 12, 2008, on the consolidated financial statements of First Financial Service Corporation and on First Financial Service Corporation's management's assessment of the effectiveness of internal control over financial reporting, which reports are included in Form 10-K for First Financial Service Corporation for the year ended December 31, 2007.

Crowe Chizek and Company LLC

Louisville, Kentucky
March 12, 2008